NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Karen Roan

Dennard Rupp Gray & Easterly (DRG&E)

713-529-6600

MITCHAM INDUSTRIES REPORTS
FISCAL 2009 FOURTH QUARTER AND YEAR-END RESULTS

Excluding special items, the Company reports
fiscal 2009 fourth quarter EPS of $0.16 per diluted share

HUNSTVILLE, TX – APRIL 7, 2009 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced financial results for its fiscal 2009 fourth quarter and year ended January 31, 2009.

The Company reported total revenues of $16.2 million for the fourth quarter of fiscal 2009 compared to $20.8 million in the fourth quarter of fiscal 2008. Net income for the fourth quarter of fiscal 2009 was $421,000, or $0.04 per diluted share, compared to net income of $3.3 million, or $0.32 per diluted share, for the fourth quarter of fiscal 2008. Fourth quarter earnings were impacted by a $2.4 million charge to the Company’s provision for doubtful accounts and a gain of $580,000 resulting from an insurance settlement on equipment destroyed during Hurricane Ike. Absent these two items, fourth quarter 2009 net income was approximately $1.6 million, or $0.16 per diluted share. The $2.4 million bad debt provision was taken in light of the global economic and financial crisis, which could impact certain customers’ ability to pay. Total revenues for fiscal 2009 were $66.8 million compared to $76.4 million in fiscal 2008. Net income for fiscal 2009 was $9.1 million, or $0.89 per diluted share, compared to $11.4 million, or $1.11 per diluted share, in fiscal 2008.

Bill Mitcham, the Company’s President and CEO, stated, “The decline in commodity prices driven by the global economic recession, along with the almost total shut-down of the credit markets, has clearly impacted the demand for our equipment and services, especially in Canada and Russia. We did not see the pick-up in business in these regions that we had anticipated earlier in the year and that we normally see during the winter months.

“Given this difficult financial environment, we considered it prudent to make provision for possible collection problems from customers. Had it not been for this charge in the fourth quarter, our results would have been within the range of guidance we provided in early December 2008. Nonetheless, we are disappointed with the way fiscal 2009 ended as we had anticipated a strong fourth quarter.

“Despite these challenges, there are some bright spots in our business. Seamap sales were strong in the fourth quarter, and the marine side of our business remains relatively stable. For fiscal 2009 our core equipment leasing revenues increased approximately 10 percent over last fiscal year. In addition, due to strong customer demand during most of fiscal 2009, we acquired $34.9 million of new lease pool equipment during the year. These additions include 4,000 stations (12,000 channels) of three-component digital sensors, newly deployed borehole tools for frac monitoring and vertical seismic profiling and ultra light submersible equipment for use in transition zone areas around the world. These additions have helped us diversify and strengthen our world-wide market presence.

“Looking at fiscal 2010, we expect to see continued weakness in both North America and the CIS. However, we do anticipate continued brisk activity in South America and Asia, including Australia and Indonesia; and there are possibilities for some very high channel count jobs elsewhere in the world during the coming year. We also expect a relatively stable marine environment. As such, we remain on schedule to begin initial deliveries of our $11.0 million Polarcus project in the second quarter with the balance to be delivered during fiscal 2010. Seamap is providing Polarcus with its GunLink 4000 fully distributed digital gun controller systems and BuoyLink RGPS tail buoy positioning systems. With these orders, Seamap appears to be well positioned going into fiscal 2010.

“Although we typically provide financial guidance for the current fiscal year as part of our fourth quarter earnings release, the current uncertainty surrounding the duration and the severity of this global economic recession makes it difficult at this point to provide any kind of earnings guidance with a high level of confidence. We anticipate that our capital expenditure program is likely to be cut from $34.9 million in fiscal 2009 to less than $10.0 million in fiscal 2010. Despite the current market conditions, we do see opportunities that justify adding specific types of equipment to our lease pool.

“While this is an extremely difficult environment, we believe Mitcham is particularly well positioned to manage the challenges facing us. Even at reduced operating levels, we expect to generate strong cash flow as depreciation is by far our largest fixed cost. We have a strong balance sheet with modest debt; we also believe that we have access to a sufficient amount of additional credit and liquidity, should the need arise. All of these things work together to position us, we believe, to deal with the uncertainties ahead and to take advantage of the opportunities that will inevitably arise in this market.”

FOURTH QUARTER FISCAL 2009 RESULTS

Total revenues for the fourth quarter of fiscal 2009 were $16.2 million compared to $20.8 million for the fourth quarter of fiscal 2008, roughly a 22 percent decline. Core revenues from equipment leasing, excluding equipment sales, declined to $7.8 million from $9.6 million in the same period a year ago. This decrease in leasing revenues was driven by the reduced level of seismic activity, especially late in the quarter, which created lower demand for seismic equipment in both domestic and international markets as compared to a year ago.

Sales of new seismic, hydrographic and oceanographic equipment were $2.2 million compared to $6.9 million in the comparable period a year ago, reflecting the decline in demand for new seismic equipment. Sales of new seismic, hydrographic and oceanographic equipment also benefited from a very strong seismic environment in the fourth quarter of fiscal 2008. Sales of lease pool equipment were $247,000 in the fiscal 2009 fourth quarter compared to $335,000 in the fourth quarter of fiscal 2008.

Seamap equipment sales in the fourth quarter increased 52 percent to $6.0 million from $3.9 million in the comparable period a year ago, essentially driven by demand from marine customers for the GunLink and BuoyLink product lines.

Total gross profit in the fourth quarter was $6.6 million compared to $9.9 million in the fourth quarter of fiscal 2008, a 33 percent decline. Gross profit margin was 41 percent in this year’s fourth quarter compared to 47 percent a year ago. Gross profit margin in the fourth quarter was negatively impacted by the decline in leasing revenues and by a 32 percent increase in lease pool depreciation, reflecting the company’s capital investment during fiscal 2008 and 2009. General and administrative costs for the fourth quarter declined 10 percent to $4.4 million from $4.9 million in the fourth quarter a year ago. During the fourth quarter, the Company recorded a provision for doubtful accounts of $2.4 million as a result of the potential negative impact of the current credit markets on customers. Also in the fourth quarter of fiscal 2009, the Company recorded a gain of $580,000 resulting from an insurance settlement arising from the destruction of certain equipment during Hurricane Ike.

Operating income for the fourth quarter of fiscal 2009 declined to $144,000 compared to $4.3 million in the comparable period a year ago primarily due to lower leasing revenues, higher lease pool depreciation and higher bad debt reserves. Net income for the fourth quarter was $421,000, or $0.04 per diluted share, compared to $3.3 million, or $0.32 per diluted share, in the fourth quarter of fiscal 2008.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter was $4.7 million, or 29 percent of total revenues, compared to $7.6 million, or 37 percent of total revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income in Note A under the accompanying financial tables.

FISCAL YEAR 2009 RESULTS

Total revenues for fiscal 2009 declined approximately 12 percent to $66.8 million from $76.4 million in fiscal 2008. However, core revenues from equipment leasing, excluding equipment sales, increased nearly 10 percent to $37.7 million from $34.4 million in the same period a year ago. Sales of new seismic, hydrographic and oceanographic equipment during fiscal 2009 declined to $9.2 million from $13.8 million a year ago. Sales of lease pool equipment were $3.0 million compared to $3.5 million a year ago. Seamap equipment sales for fiscal 2009 were $16.9 million compared to $24.7 million in fiscal 2008.

Total gross profit during fiscal 2009 was $32.6 million compared to $35.8 million in fiscal 2008. However, gross profit margin increased to 49 percent in this fiscal year from 47 percent a year ago, despite a 44 percent increase in lease pool depreciation during fiscal 2009.

Operating income for fiscal 2009 was $11.5 million compared to $16.4 million in fiscal 2008. Net income in 2009 was $9.1 million, or $0.89 per diluted share, compared to $11.4 million, or $1.11 per diluted share, a year ago. Net income in fiscal 2009 also included the tax benefit from the elimination of uncertain tax positions. EBITDA (earnings before interest, taxes, depreciation and amortization) for fiscal 2009 was $28.3 million, or 42 percent of total revenues, compared to $28.3 million, or 37 percent of total revenues, in fiscal 2008.

CONFERENCE CALL

The Company has scheduled a conference call for Wednesday, April 8, 2009 at 9:00 a.m. Eastern time to discuss fiscal its 2009 results. To access the call, please dial (303) 228-2969 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through April 15, 2009 and may be accessed by calling (303) 590-3000, and using the passcode 11128419#. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding the Company’s future financial position and results of operations, planned capital expenditures, the Company’s business strategy and other plans for future expansion, the future mix of revenues and business, future demand for the Company’s services and general conditions in the energy industry in general and seismic service industry, are forward-looking statements. While management believes that these forward-looking statements are reasonable when and as made, actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease pool; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors that are disclosed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and available from the Company without charge. Readers are cautioned to not place undue reliance on forward-looking statements which speak only as of the date of this release and the Company undertakes no duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

– Tables to follow –

MITCHAM INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	January 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$5,063	$13,884
Restricted cash	969	—
Accounts receivable, net of allowance for doubtful accounts of $2,300 and $1,512 at January 31, 2009 and 2008, respectively	12,415	12,816
Current portion of contracts receivable	836	2,964
Inventories, net	3,772	6,352
Cost and estimated profit in excess of billings on uncompleted contract	1,787	—
Income taxes receivable	1,000	—
Deferred tax asset	1,682	1,230
Prepaid expenses and other current assets	1,535	1,491
Total current assets	29,059	38,737
Seismic equipment lease pool and property and equipment, net	64,251	53,179
Intangible assets, net	2,744	3,692
Goodwill	4,320	4,358
Deferred tax asset	—	1,505
Long-term portion of contracts receivable, net of valuation allowance of $897 at January 31, 2009	3,806	2,396
Other assets	47	34

Total assets	$104,227	$103,901

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,561	$16,729
Current maturities — long-term debt	—	1,500
Income taxes payable	—	1,967
Deferred revenue	424	872
Accrued expenses and other current liabilities	3,877	3,674
Total current liabilities	17,862	24,742
Non-current income taxes payable	3,260	3,391
Deferred tax liability	32	—
Long-term debt	5,950	—

Total liabilities	27,104	28,133
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock $.01 par value; 20,000 shares authorized; 10,725 and 10,708 shares issued at January 31, 2009 and January 31, 2008, respectively	107	107
Additional paid-in capital	74,396	71,929
Treasury stock, at cost (922 and 921 shares at January 31, 2009 and 2008, respectively)	(4,826)	(4,805)
Retained earnings	9,727	662
Accumulated other comprehensive income	(2,281)	7,875

Total shareholders’ equity	77,123	75,768

Total liabilities and shareholders’ equity	$104,227	$103,901

MITCHAM INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Three Months		For the Years
	Ended		Ended
	January 31,		January 31,
	2009	2008	2009	2008
Revenues:
Equipment leasing	$7,831	$9,632	$37,747	$34,364
Lease pool equipment sales	247	335	2,985	3,488
Seamap equipment sales	5,957	3,913	16,909	24,720
Other equipment sales	2,200	6,923	9,171	13,849

Total revenues	16,235	20,803	66,812	76,421

Cost of sales:
Direct costs — equipment leasing	446	550	2,041	1,846
Direct costs — lease pool depreciation	3,937	2,990	15,031	10,403
Cost of lease pool equipment sales	112	59	1,487	1,019
Cost of Seamap and other equipment sales	5,098	7,351	15,609	27,347
Total cost of sales	9,593	10,950	34,168	40,615

Gross profit	6,642	9,853	32,644	35,806
Operating expenses:
General and administrative	4,394	4,905	17,497	17,425
Provision for doubtful accounts	2,378	295	2,897	460
Gain from insurance settlement	(580)	—	(580)	—
Depreciation and amortization	306	366	1,352	1,476

Total operating expenses	6,498	5,566	21,166	19,361

Operating income	144	4,287	11,478	16,445
Interest and other income, net	231	166	677	482
Income before income taxes	375	4,453	12,155	16,927
Provision (benefit) for income taxes	(46)	1,106	3,090	5,488

Net income	$421	$3,347	$9,065	$11,439

Net income per common share:
Basic	$0.04	$0.34	$0.93	$1.18
Diluted	$0.04	$0.32	$0.89	$1.11
Shares used in computing net income per common share:
Basic	9,779	9,743	9,768	9,698
Diluted	9,908	10,356	10,205	10,282

MITCHAM INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended
	January 31,
2009 2008
Cash flows from operating activities:
Net income	$9,065	$11,439
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,531	11,879
Stock-based compensation	2,185	2,253
Provision for doubtful accounts	2,897	460
Provision for inventory obsolescence	357	348
Gross profit from sale of lease pool equipment	(1,498)	(2,469)
Gain on insurance settlement	(580)	—
Excess tax benefit from exercise of non-qualified stock options	(121)	(1,912)
Provision for deferred income taxes	1,197	1,103
Non-current income taxes payable	(684)	406
Changes in:
Trade accounts and contracts receivable	(1,310)	(4,454)
Inventories	1,282	847
Income taxes payable	(2,289)	2,924
Accounts payable, accrued expenses and other current liabilities	(7,289)	7,627
Contract revenues in excess of billings	(1,787)	-
Prepaids and other, net	(338)	553

Net cash provided by operating activities	17,618	31,004

Cash flows from investing activities:
Sales of used lease pool equipment	2,985	3,488
Proceeds from insurance settlement	1,680	—
Acquisition of subsidiaries	—	(3,784)
Purchases of seismic equipment held for lease	(31,535)	(29,967)
Purchases of property and equipment	(876)	(886)
Net cash used in investing activities	(27,746)	(31,149)

Cash flows from financing activities:
Net proceeds (payments) from revolving line of credit	5,950	-
Payments on borrowings	(1,500)	(1,500)
Purchase of short-term investments	(1,413)	—
Proceeds from issuance of common stock upon exercise of stock options
and warrants	140	356
Excess tax benefits from exercise of non-qualified stock options	121	1,912
Net cash provided by financing activities	3,298	768
Effect of changes in foreign exchange rates on cash and cash equivalents	(1,991)	679

Net (decrease) increase in cash and cash equivalents	(8,821)	1,302
Cash and cash equivalents, beginning of period	13,884	12,582

Cash and cash equivalents, end of period	$5,063	$13,884

Note A

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Income to EBITDA
(In thousands)
(Unaudited)

	For the Three Months
	Ended		For the Year Ended
	January	31,	January 31,
	2009	2008	2009	2008
Net income	$421	$3,347	$9,065	$11,439,
Interest (income) expense, net	59	(160)	(350)	(479)
Depreciation, amortization and impairment	4,273	3,356	16,531	11,879
Provision for (benefit from) income taxes	(46)	1,106	3,090	5,488

EBITDA (1)	4,707	7,649	28,336	28,327

Stock-based compensation	494	625	2,185	2,253

Adjusted EBITDA(1)	$5,201	$8,274	$30,521	$30,580

(1)	EBITDA is defined as net income (loss) before (a) interest income, net of interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our revolving credit agreement require us to maintain a minimum level of EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EDITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

.

Mitcham Industries, Inc.
Segment Operating Results
(In thousands)
(Unaudited)

	For the Three Months		For the Years Ended
	Ended		January 31,
	January 31,
	2009	2008	2009	2008
Revenues
Equipment Leasing	$10,278	$16,890	$49,903	$51,701
Seamap	6,138	3,952	17,346	25,383
Less inter-segment sales	(181)	(39)	(437)	(663)
Total revenues	16,235	20,803	66,812	76,421
Cost of Sales
Equipment Leasing	6,039	8,916	25,128	23,830
Seamap	3,553	2,034	9,319	17,381
Less inter-segment costs	1	—	(279)	(596)

Total cost of sales	9,593	10,950	34,168	40,615
Gross Profit
Equipment Leasing	$4,239	$7,974	$24,775	$27,871
Seamap	2,585	1,918	8,027	8,002
Less inter-segment amounts	(182)	(39)	(158)	(67)
Total gross profit	6,642	9,853	32,644	35,806

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